UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of Earliest Event Reported):  July 6, 2015

 LEO MOTORS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53525	95-3909667
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

3F Bokwang Bldg., Seowoon-ro 6 Gil 14, Seocho-Gu, Seoul
137-863
Republic of Korea
(Address of Principal Executive Offices)	(Zip Code)

291-1, Hasangok-dong, Hanam City, Gyeonggi-do, Republic of Korea,465-250
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement

Item 3.02    Unregistered Sales of Equity Securities

On July 6, 2015, Leo Motors, Inc., a Nevada Corporation (the “Company”) entered into a loan conversion agreement (“Conversion Agreement”) with Leo Motors Co., Ltd., its majority owned Korean subsidiary (“Leo Korea”). Pursuant to the Conversion Agreement, the Company converted its loans to Leo Korea in the aggregate of 253,708,213 Korean Won (approximately $223,355) in exchange for the issuance of a total of 2,537,081 or 5.28% of the total issued and outstanding shares of Leo Korea.

In addition, on June 16, 2015, the Company acquired an aggregate of 1,710,897 shares of Leo Korea, representing 3.56% of the total issued and outstanding shares of Leo Korea, from its two shareholders in exchange for 855,791 shares of the Company’s common stock pursuant to certain share swap agreements.

As a result of the loan conversion and the share swap, the Company currently holds 50.79% of the issued and outstanding shares of Leo Korea.

The Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), for the issuance of the securities referenced herein pursuant to Section 4(a)(2) of the Act as it did not involve a public offering.

The foregoing description of the Conversion Agreement is not complete and is qualified in its entirety by reference to the full text of Exhibit 10.1which is attached as an exhibit to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Loan Conversion Agreement, dated July 6, 2015, by and between the Company and Leo Motors Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEO MOTORS, INC.

Dated: July 8, 2015	By: /s/ Shi Chul Kang
Shi Chul Kang
Co-Chief Executive Officer By: /s/ Jun Heng Park Jun Heng Park Co-Chief Executive Officer